Exhibit 10.2

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. EXCLUDED INFORMATION IS MARKED AS [***] BELOW.

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), executed as of August 2, 2023, and effective as of the Closing Date (as defined in the Purchase Agreement (as defined below)) (the “Effective Date”), is by and between FourPoint Energy, LLC (the “Service Provider”) and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.

WHEREAS, in order to ensure an orderly transition of the businesses of the Acquired Company to Opco and as a condition to consummating the transactions contemplated by the Purchase Agreement (as defined below), Opco and Service Provider have agreed to enter into this Agreement, pursuant to which Service Provider shall provide, or cause its Affiliates to provide, Opco and the Acquired Company with certain administrative and accounting services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

Article I
DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreement (as defined below). The following terms, when used in this Agreement, shall have the following meanings assigned to them:

“Accounting Referee” is defined in Section 3.04.

“Agreement” is defined in the Preamble.

“Confidential Information” means information regarded by the disclosing Party as proprietary or confidential, including, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential; provided, that “Confidential Information” shall not include information that (i) becomes generally known to and available for use by the public other than as a result of the receiving Party’s (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) acts or omissions, (ii) is already demonstrably known to the receiving Party and is not subject to a legal, contractual or fiduciary obligation of confidentiality, including the obligation set forth in Section 6.9 of the Purchase Agreement, (iii) is acquired independently on a non-confidential basis from a third party other than the disclosing Party (or any of its Affiliates or any of their respective officers, directors or employees), (iv) has been independently developed by the receiving Party (or any of its Affiliates’ or any of their respective officers’, directors’ or employees’) without violation of this Agreement or the use of Confidential Information or (v) is required to be disclosed pursuant to applicable Law or a court order or decree (in which case, to the extent permitted by Law, the receiving Party shall use commercially reasonable efforts to give prior written notice to the disclosing Party of such disclosure such that the disclosing Party may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement).

“Effective Date” is defined in the Preamble.

“End Date” is defined in Section 5.01.

“Extension Period” is defined in Section 5.01.

“Fees” is defined in Section 3.03.

“Force Majeure Events” is defined in Section 7.11.

“Initial Term” is defined in Section 5.01.

“Invoice” is defined in Section 3.03.

“Notice” is defined in Section 7.03.

“Opco” is defined in the Preamble.

“Party” and “Parties” are defined in the Preamble.

“Person” means any individual, firm, partnership, joint venture, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity.

“Purchase Agreement” means, that certain Securities Purchase Agreement, dated as of August 2, 2023, by and among LongPoint Minerals II, LLC, a Colorado limited liability company, Kimbell Royalty Partners, LP, a Delaware limited partnership, and OpCo.

“Seller” means LongPoint Minerals II, LLC.

“Service Coordinator” is defined in Section 2.04.

“Service Provider” is defined in the Preamble.

“Service Provider Indemnified Parties” is defined in Section 4.01(a).

“Serviced Properties” means those properties and assets owned by the Acquired Company as of the Effective Date.

“Services” is defined in Section 2.01.

“Services Fee” and “Services Fees” are defined in Section 3.01.

“Services Term” is defined in Section 2.06.

“Standard of Care” is defined in Section 2.03(a).

“Tax” is defined in Section 3.06.

“Third Party” means any Person or Persons, other than any Party and its Affiliates.

“Third Party Expenses” is defined in Section 3.02.

Article II
SERVICES

Section 2.01           Services. Subject to the terms and conditions of this Agreement, in exchange for the Services Fees, Opco hereby engages Service Provider, acting directly or through its Affiliates and their respective employees, agents, consultants, contractors or Third Parties, to provide or cause to be provided, solely with respect to the Serviced Properties, the services set forth on Schedule A (the “Services”) in accordance with the terms of this Agreement, and Service Provider hereby accepts such engagement and agrees to perform or cause to be performed the Services consistent with the terms and conditions of this Agreement. For avoidance of doubt, nothing herein shall require Service Provider to perform any services or operations of any kind other than as set forth herein.

Section 2.02           Scope of Services.

(a)              Except as expressly provided in Schedule A, (i) Service Provider shall have no authority with respect to the Serviced Properties and (ii) Service Provider shall be required to provide the Services only with respect to the Serviced Properties. Except as expressly provided in Schedule A and subject to Section 2.03, in providing, or causing to be provided, the Services, in no event shall Service Provider be obligated to do any of the following: (A) maintain the employment of any specific employee or hire additional employees; (B) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools or other tangible personal property) or software; (C) make modifications to its existing systems or software; or (D) pay any costs related to the transfer or conversion of data of Opco; provided, however, that unless Service Provider can reasonably continue to maintain the Standard of Care, if any employees that are engaged in the provision of Services cease working for Service Provider or are reassigned to other work by Service Provider, Service Provider shall take commercially reasonable efforts to replace such employees or otherwise have the duties performed by such employees in connection with the Services continue to be provided (which may include engaging Third Party contractors to perform such duties at Opco’s sole cost and expense), and Service Provider shall use commercially reasonable efforts to make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software owned by or otherwise in the control of Service Provider and used in providing the Services in working order. Service Provider shall not be required to perform Services hereunder, and shall be excused from any non-performance of such Services, that conflict with any applicable Law, contract, permit, lease, order, security instrument or policy of Service Provider or to which Service Provider is subject.

(b)             Opco acknowledges and agrees, on its behalf and on behalf of the Acquired Company, that Service Provider and those providing such Services on its behalf have, and will have, responsibilities with respect to the other businesses of Service Provider and its Affiliates and may not be dedicated full time to providing the Services.

(c)             At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, Third Parties and consultants) shall be construed as being independent from Opco, and such Persons shall not be considered or deemed to be employees of Opco or any of its Affiliates nor entitled to any employee benefits of Opco or any of its Affiliates as a result of this Agreement.

Section 2.03           Standard of Care.

(a)             Service Provider shall (i) provide the Services in substantially the same manner as those Services have been provided with respect to the Serviced Properties by Service Provider immediately preceding the date hereof, including with respect to the nature, timing, quality and manner of the Services; provided that, for the avoidance of doubt, the quality and the level of Services provided by Service Provider are not required to be higher than the quality or level of the same or similar Services that Service Provider has historically provided with respect to the Serviced Properties immediately preceding the date hereof and (ii) without limitation of clause (i), use commercially reasonable efforts to ensure that the Services to be provided hereunder (including any Services provided by a Third Party) are performed with the degree of care, diligence and skill that a reasonably prudent Person involved in the acquisition, development and management of mineral and royalty interests in oil and natural gas properties comparable to those of the Serviced Properties would exercise (collectively, the “Standard of Care”).

(b)             Notwithstanding anything to the contrary set forth in this Agreement, Service Provider does not represent or warrant the outcome or result with respect to the Services, except as expressly set forth herein.

(c)             OPCO ACKNOWLEDGES THAT SERVICE PROVIDER IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT SERVICE PROVIDER IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO OPCO FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE PURCHASE AGREEMENT. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 2.04           Service Coordinator. Opco and Service Provider shall each (at such Party’s sole discretion) designate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be Blayne Rhynsburger for Opco and Kevin Hehn for Service Provider (or their designated delegates). Unless Service Provider and Opco otherwise agree in writing, Service Provider and Opco agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be delivered to the applicable Service Coordinator in accordance with Section 7.03 hereof. The Service Coordinators shall use their commercially reasonable efforts to meet as expeditiously as possible to resolve any dispute hereunder.

Section 2.05           Cooperation. The Parties shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder. During the term of this Agreement and for so long as any Services are being provided with respect to the Serviced Properties by Service Provider, Service Provider and Opco shall provide each other and their respective authorized representatives reasonable access, during regular business hours upon reasonable notice, to the other Party and its employees, representatives, facilities and books and records to the extent reasonably necessary in order to perform the Services. Opco hereby acknowledges that the cooperation of Opco and the Acquired Company is essential to Service Provider’s provision of the Services hereunder and agrees that, to the extent that Service Provider’s failure to perform the Services in accordance with the terms of this Agreement, including the Standard of Care, is caused by the failure of Opco and the Acquired Company to reasonably cooperate with Service Provider in Service Provider’s provision of the Services, such failure shall be deemed waived by Opco.

Section 2.06           Remittance of Amounts Collected. To the extent Service Provider shall have charge or possession of any of Opco’s assets in connection with the provision of the Services pursuant to this Agreement, Service Provider shall (a) hold such assets in the name and for the benefit of Opco (or its designated Affiliates) and (b) separately maintain, and not commingle, such assets with any assets of Service Provider, Sellers or any other Person. Within five (5) Business Days of the Effective Date, Service Provider shall use commercially reasonable efforts to transfer access and title to all lockbox accounts and other bank or deposit accounts used in connection with the Serviced Properties to Opco, such that Opco have exclusive control over and access to all such accounts; provided, that to the extent that FirstBank does not permit the transfer of access or title of such accounts, Service Provider shall use commercially reasonable efforts to work with FirstBank to attempt to find a solution to permit Opco to access all such lockbox accounts and other bank or deposit accounts. For the avoidance of doubt, the accounts described in the preceding sentence shall include, but shall not be limited to, the accounts described on Schedule B to this Agreement.

Section 2.07           Termination of Services. The obligations of Service Provider under this Agreement to provide the Services shall commence on the Effective Date and shall terminate on the End Date (the period beginning on the Effective Date and ending on the End Date, the “Services Term”).

Article III
FEES AND EXPENSES

Section 3.01           Services Fees. During the Services Term, Opco shall pay to Service Provider a monthly fee with respect to the Services equal to the amount set forth on Schedule A (each such monthly fee, a “Services Fee” and, collectively, the “Services Fees”). Opco shall remit payment to Service Provider for the Services Fee for such month within five (5) days of the beginning of each month; provided, however, that if the Effective Date is other than the first day of a calendar month, then the Services Fee for such month shall be remitted to Service Provider within five (5) days of the Effective Date. If the Effective Date is other than the first day of a calendar month, or if the term of this Agreement ends on any day other than the last day of a calendar month, the amount of the Services Fee that Opco shall owe for any such month shall be prorated on a daily basis.

Section 3.02           Third Party Expenses. Opco shall reimburse Service Provider for documented out-of-pocket costs and expenses reasonably incurred by Service Provider and paid to any Third Party solely as a result of providing the Services hereunder (and not otherwise reimbursed to Service Provider, including under the Services Fees) (the “Third Party Expenses”); provided, however, that Service Provider shall not incur Third Party Expenses in excess of $25,000 during any month without the prior written consent of Opco, and Opco shall have no obligation to reimburse Service Provider for any such Third Party Expenses for which Opco did not provide its prior written consent; provided, further, that in the event Opco does not consent to incurrence of any Third Party Expenses as provided above, Provider shall have no obligation to provide the Services that would have been provided by such Third Party after exercising commercially reasonable efforts to identify an alternative Third Party to provide such Services (which such alternative Third Party Expenses shall be subject to Opco’s prior written consent in accordance with the above).

Section 3.03           Invoicing for Third Party Fees. As soon as reasonably practicable after the end of each month, Service Provider shall provide Opco with an invoice (each, an “Invoice”) for the preceding month reflecting (a) the Third Party Expenses incurred during such month and (b) the amount due for Taxes pursuant to Section 3.06 (collectively, the “Fees”). Opco shall remit to Service Provider the Fees billed to it within fifteen (15) days of receipt of the applicable Invoice. By way of example, the first such Fees shall be due and payable on or before the fifteenth (15th) day after the first Invoice is received by Opco and (ii) the last Invoice shall be due and payable on or before the fifteenth (15th) day after the last Invoice is received by Opco. Each Invoice shall be directed to Opco’s Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The Invoice shall set forth the Fees due in reasonable detail for the period covered by such Invoice. Upon written request, Service Provider shall promptly provide to Opco reasonable support documentation to permit Opco to verify the accuracy of an Invoice.

Section 3.04           Dispute Resolution. In the event of an invoicing or payment dispute not otherwise resolved between the Service Coordinators, Opco shall promptly notify Service Provider in writing of such disputed item and the reasons for the dispute. The Parties shall, during the fifteen (15) days after delivery of such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, BDO USA, LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee’s determination of the appropriate resolution of the disputed items or amounts. Such determination shall be final and binding upon the Parties absent manifest error. The cost of such review and report shall be borne equally by each Party involved in the dispute. For the avoidance of doubt, Opco shall be required to pay the amount set forth on any Invoice or other amounts owed hereunder that are not in dispute in a timely manner in accordance with Sections 3.02 and 3.03.

Section 3.05           Error Correction. Each Party shall make adjustments to charges as required to reflect the discovery of undisputed errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within three (3) months after the date of payment of the applicable Services Fees or the related Invoice, as applicable.

Section 3.06           Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of Service Provider), or any increase therein, now or hereafter imposed directly or indirectly by Law, which Service Provider is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Opco as an explicit surcharge and shall be paid by Opco in addition to any payment to cover expenses and costs related to the Services provided. If Opco submits to Service Provider a timely and valid resale or other exemption certificate reasonably acceptable to Service Provider and sufficient to support the exemption from any applicable Tax, then such Tax shall not be added to the Fees pursuant to Section 3.03, provided, however, that if Service Provider is ever required to pay such Tax, Opco shall promptly reimburse Service Provider for such Tax, including any interest, penalties and attorney’s fees related thereto. The Parties shall cooperate to minimize the imposition of any Taxes.

Article IV
INDEMNIFICATION

Section 4.01           Indemnification.

(a)             OPCO SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS SERVICE PROVIDER, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, MANAGERS, MEMBERS, PARTNERS, OFFICERS AND DIRECTORS (THE “SERVICE PROVIDER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, RELATED TO, ARISING OUT OF OR IN CONNECTION WITH (I) ANY MATERIAL BREACH BY OPCO OF THIS AGREEMENT, (II) THE PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OF OR LIABILITY OF OPCO OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANY), ANY THIRD PARTY OR ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT AND (III) SERVICE PROVIDER’S PERFORMANCE OR NON-PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, HOWSOEVER ARISING AND WHETHER OR NOT SUCH LOSSES ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OR BREACH OF LEGAL DUTY OF ANY MEMBER OF THE SERVICE PROVIDER INDEMNIFIED PARTIES, EXCEPT FOR ANY SUCH LOSSES THAT MAY RESULT FROM (AND ONLY TO THE EXTENT IT RESULTS FROM) ANY MEMBER OF THE SERVICE PROVIDER INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, OPCO’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THIS AGREEMENT OR GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ANY OTHER FAULT OF SERVICE PROVIDER PURSUANT TO THIS AGREEMENT SHALL BE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 5.02.

(b)             Opco will have the right to control the defense of any claim for which a Service Provider Indemnified Party has a right to indemnification hereunder and shall reimburse each Service Provider Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses of one counsel for all such Service Provider Indemnified Parties (and any required local counsel, each to be selected by Service Provider) and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which such Service Provider Indemnified Party would be entitled to indemnification under the terms of the previous sentence, whether or not such Service Provider Indemnified Party is a party thereto; provided that the payment of such costs and expenses shall be made only upon delivery to Opco of a written affirmation by such Service Provider Indemnified Party of such Person’s good faith belief that such Person has met the requirements necessary for indemnification under Section 4.01(a) and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Service Provider Indemnified Party is not entitled to be indemnified under Section 4.01(a). Opco agrees that it will not, without the prior written consent of the applicable Service Provider Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding subject to indemnification pursuant to Section 4.01(a) (and to which such Service Provider Indemnified Party is a party) unless such settlement, compromise or consent includes an unconditional release of such Service Provider Indemnified Party from all liability arising out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of such Service Provider Indemnified Party.

(c)             The rights of indemnification hereunder will be in addition to any other rights and remedies any Person may have under any other agreement or instrument to which such Person is or becomes a party or is, or otherwise becomes, a beneficiary, or under any applicable Law.

(d)             THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST OPCO IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE SERVICE PROVIDER INDEMNIFIED PARTIES.

Article V
TERM AND TERMINATION

Section 5.01           Term. The initial term of this Agreement will be for a period of four (4) months, commencing on the Effective Date and ending on January 13, 2024 (the “Initial Term”). This Agreement will automatically extend for consecutive one (1) month periods (each, an “Extension Period”), unless and until Opco delivers a Notice to Service Provider (in Opco’s sole discretion) at least ten (10) Business Days prior to the end of the Initial Term or the end of any Extension Period stating that this Agreement will not be extended beyond the Initial Term or the current Extension Period. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall terminate the last day of (a) the Initial Term or (b) the final Extension Period is referred to herein as the “End Date” and, notwithstanding anything contained in this Agreement to the contrary, the End Date shall be no later than, and no Extension Period shall extend beyond, the date that is 12 months following the Effective Date.

Section 5.02           Termination. This Agreement shall terminate on the End Date unless terminated by one or more of the Parties pursuant to any of the following:

(a)              termination by mutual written agreement of the Parties;

(b)             termination by Service Provider after twenty (20) Business Days following Notice by Service Provider that Opco is in breach of the reimbursement or payment obligations set forth in Section 3.01, 3.02 or 3.03 Agreement if such breach involves a good faith dispute between the Parties;

(c)             termination by Service Provider if Opco is in material breach of the terms of this Agreement (other than as set forth in clause (b) above) to the extent such breach (i) does not involve a good faith dispute between the Parties and (ii) has not been cured by Opco within thirty (30) Business Days after Notice thereof by Service Provider;

(d)             termination by Opco upon the occurrence of any gross negligence or willful misconduct of Service Provider in performing the Services resulting in material harm to Opco, following fifteen (15) Business Days’ Notice from Opco to Service Provider;

(e)             termination by Opco if Service Provider is in material breach of the terms of this Agreement and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured within thirty (30) Business Days after Notice thereof or such longer period as is reasonably required to cure such breach, provided that Service Provider commences to cure such breach within such 30-Business Day period and uses its commercially reasonable efforts to cure such breach;

(f)              termination by either Party if one of the other Parties: (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in subclauses (i) through (iv) of this clause (f); (vi) seeks, consents or acquiesces to the appointment of a trustee, receiver or liquidator of all or any substantial part of its assets or properties; or (vii) is liquidated and dissolved; or

(g)             termination of the Purchase Agreement pursuant to Section 8.1 of the Purchase Agreement.

Section 5.03           Effect of Termination. Upon any termination of this Agreement under this Article V, all rights and obligations under this Agreement shall cease except for all rights and obligations under Article IV, Article VII or that are expressly stated to survive or extend beyond a termination of this Agreement. Service Provider shall, within ninety (90) days after discontinuation or termination of this Agreement, to the extent reasonably practicable, deliver to Opco all books and records in its possession arising under or relating to the Services, including copies of all books, records, contracts, receipts for deposits and all other papers or documents in its possession that pertain solely to the provision of such Services and the business of Opco.

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.01           Representations and Warranties of Service Provider. Service Provider represents and warrants that as of the Effective Date:

(a)             It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b)             This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)             The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Section 6.02           Representations and Warranties of Opco. Opco represents and warrants that as of the Effective Date:

(a)              It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b)              This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c)              The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and do not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Article VII
OTHER PROVISIONS

Section 7.01           Assignment and Binding Effect. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 7.02           Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 7.03           Notices. All notices, offers, acceptances, consents, requests, demands, instructions and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

To Opco:

Kimbell Royalty Partners, LP
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Attention: Blayne Rhynsburger
Email: [***]
Facsimile: [***]

with a copy to (which shall not constitute notice):

White & Case LLP
601 Main Street, Suite 2900
Houston, Texas 77002
Attention: Jason A. Rocha, Charlie Ofner

Email: [***]

[***]

Facsimile: [***]

To the Service Provider:

FourPoint Energy, LLC

100 St. Paul, Ste. 400

Denver, CO 80206

Attention: Kevin Hehn

E-mail: [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Christopher S.C. Heasley, P.C. and Danny Nappier

Telephone: [***]

[***]

Email: [***]

[***]

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 7.04           Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

Section 7.05           Waivers. The waiver by a Party of a breach of any provision of this Agreement by any other Party shall not be construed as a waiver of any subsequent, or other, breach by any Party.

Section 7.06           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 7.07           Applicable Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 7.08           Forum; Jurisdiction; Limitation of Liability. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS, AND EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE-SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NON-APPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 7.08. IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

Section 7.09           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

Section 7.10           Relationship of Parties. In the performance of its services hereunder, Service Provider shall act as an independent contractor for Opco. The Parties do not intend to create, nor shall this Agreement be construed as creating, a partnership or association that might render the Parties liable as partners. Service Provider shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax and other similar payments, if any, relating to Service Provider’s and its Affiliates’ businesses and employees, and Opco shall not be responsible for any such amounts.

Section 7.11           Force Majeure. To the extent any Party is prevented from or delayed in performing any of its obligations, other than any obligations to make payments, under this Agreement due to any act of God, fire, lightning, landslide, earthquake, flood or other adverse weather condition; strike, lockout or other industrial disturbance in respect of Service Provider’s employees; war, act of terrorism, military operation or national emergency; explosions, breakage or destruction of, or accident or damage to, machinery, equipment or facilities and the repair, maintenance, improvement or replacement of equipment or facilities; and acts of any Governmental Authority or any similar material disruptive events outside the reasonable control of such Party (collectively, “Force Majeure Events”) if such affected Party gives notice and details of the Force Majeure Event to the other Parties promptly, then the affected Party will be excused from the performance with respect to any such obligations. The affected Party shall cure any such Force Majeure Event as soon as reasonably practicable and complete, as soon as reasonably practicable, performance of its obligations under this Agreement. For the avoidance of doubt, obligations to make payments under this Agreement shall not be tolled or otherwise extended due to any Force Majeure Events.

Section 7.12           Construction of Agreement. In construing this Agreement:

(i)          no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(ii)         no consideration shall be given to the fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(iii)        examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iv)        the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(v)         a defined term has its defined meaning throughout this Agreement and each exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi)        the plural shall be deemed to include the singular, and vice versa;

(vii)       each gender shall be deemed to include the other genders; and

(viii)     each exhibit, schedule or annex to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

Section 7.13           Third Party Beneficiaries. Except for the rights to indemnification set forth in Section 4.01, this Agreement is solely for the benefit of the Parties and does not confer on any third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 7.14           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 7.15           No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and no Affiliates of any Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

Section 7.16           Confidential Information.

(a)             Service Provider shall hold in strict confidence any Confidential Information it receives from Opco or on its behalf and may not disclose any Confidential Information to any Person, and Opco shall hold in strict confidence any Confidential Information they receive from Service Provider or on its behalf and may not disclose any Confidential Information to any Person, except in each case for disclosures (i) to comply with applicable Laws, (ii) to such Party’s Affiliates, officers, directors, employees, consultants, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by confidentiality provisions substantially similar to the provisions of this Section 7.16, (iii) by Service Provider (and its Affiliates’ and any of their respective officers, directors or employees), on a confidential basis, regarding the underlying investment with respect to the Acquired Company and the acquisition or disposition of the Acquired Company in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders or partners or (iv) to such Party’s existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party’s own purposes), provided, however, that such Party shall be responsible for such Person’s use and disclosure of any such information. Notwithstanding anything to the contrary, nothing shall prevent Service Provider (or any of its Affiliates’ or any of their respective officers, directors or employees) from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses.

(b)             Upon termination of this Agreement for any reason, Service Provider shall, and shall cause its employees and representatives to, at Service Provider’s election in its sole discretion, (i) promptly return to Opco all Confidential Information, including all copies thereof, in its possession or control or (ii) destroy or purge its own system and files of any such Confidential Information (to the extent practicable); provided, however, that Service Provider may retain copies of such Confidential Information to the extent necessary to comply with its record retention policies with such retained copies remaining subject to the restrictions on Confidential Information contained herein for the duration of such retention.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

OPCO:

KIMBELL ROYALTY Operating, LLC
By:	/s/ Matthew Daly
Name: Matthew Daly
Title: Chief Operating Officer

[Signature Page to Transition Services Agreement]

SERVICE PROVIDER:

FOURPOINT ENERGY, LLC

By:	/s/ Tad R. Herz
Name: Tad R. Herz
Title: President and Chief Financial Officer

[Signature Page to Transition Services Agreement]